Exhibit 10.33

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of June 1, 2006 (the “Effective Date”), by and between Technical Olympic USA, Inc., a Delaware corporation (the “Employer”), and George Stengos (the “Employee”).

WHEREAS, the Employee currently serves as a member of the Employer’s Board of Directors and also provides additional services for the Employer beyond the scope of his Board membership, which additional services are presently provided by Employee to Employer without compensation;

WHEREAS, the Employer seeks to expand the range of services to be provided by Employee to Employer and to compensate Employee for the provision of these services through an incentive compensation package;

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Employee with the Employer;

NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1. Definitions. For the purposes of this Agreement, terms have the meanings defined herein or on Exhibit A attached hereto unless the context otherwise requires.

2. Employment, Term and Duties.

2.1 Employment Term. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth herein for an initial period to begin on the Effective Date and end on the first anniversary thereof, unless terminated earlier in accordance with the provisions of Section 4. Unless either Employer or Employee provides notice of non-renewal to the other at least thirty days prior to expiration of the then-effective employment term, this Agreement shall be automatically extended for an additional one year period.

2.2 Duties. The Employee will serve as Executive Vice President of the Employer during the Employment Period and will have such duties and responsibilities as are reasonably consistent with such position as described on Exhibit B attached hereto and shall perform such special assignments as may be assigned or delegated to the Employee from time to time by the Chief Executive Officer or the Board of Directors of the Employer. In the performance of his duties hereunder, the Employee shall report to the Chief Executive Officer of the Employer. The Employee shall perform work as assigned by the Chief Executive Officer, and shall work with the senior management of the Employer in the advancement of the best interests of the Employer.

It is acknowledged that the Employee is a member of the Board of Directors and that his activities as a director shall not materially interfere with his duties and responsibilities under this Agreement.

2.3 Location. Employee’s place of employment hereunder shall be in the greater Athens, Greece metropolitan area, unless the Employee consents otherwise in writing; provided, however, that the Employee shall travel as reasonably necessary to perform his obligations and duties to the Employer.

3. Compensation and Benefits.

3.1 Base Salary. The Employee shall receive a base salary at the annual rate of $300,000, payable in installments consistent with the Employer’s normal payroll schedule, and subject to applicable withholding and other taxes.

3.2 Bonuses and Benefits. The Employee shall not receive any bonuses or any other compensation for services rendered under this Agreement, unless approved by the Board of Directors and any relevant Board Committee(s).

The Employee has agreed to waive the right to participate in any employee benefit plan of the Employer (to the extent possible without causing any plan that is intended to qualify under any provision of the Internal Revenue Code to fail to qualify or to become disqualified). The Employee hereby acknowledges that his waiver is knowing and voluntary, and is an integral part of the compensation package negotiated by the Employee with the Employer and contained in this Agreement.

4. Termination.

4.1 Death. This Agreement will terminate automatically upon the death of the Employee.

4.2 Termination Notice. Any other termination of the Employee’s employment shall be by written notice to the other party, indicating the specific reason therefor and the date of the Employee’s termination of employment; provided, however, that such date may not be earlier than thirty (30) days from the date of notice.

4.3 Termination Pay. Upon termination of the Employee’s employment for any reason, the Employer will be obligated to pay the Employee or the Employee’s estate, as the case may be, only the Accrued Obligations, payable via wire transfer to an account designated by the Employee or the Employee’s legal representative in a lump sum in cash within thirty (30) Business Days of the date of termination. In the event of Employer’s termination of Employee without cause, Employer shall also be obligated to pay the Employee or Employee’s estate, as the case may be, the salary amounts otherwise payable under this Agreement for the remaining term.

5.  Non-Competition and Non-Interference.

5.1 Acknowledgments. The Employer acknowledges that it is providing the Employee with Confidential Information in order for the Employee to perform his duties under this Agreement. The Employee acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, and (b) the provisions of this Section 5 are reasonable and necessary to protect the Confidential Information, goodwill and other business interests of the Employer.

5.2 Covenants of the Employee. The Employee covenants that he will not, directly or indirectly:

(a) during the Noncompete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in the Business in (i) any county in any state, or any county contiguous with a county, in which the Employer or any of its Affiliates is conducting Business activities or has conducted such Business activities during the prior twelve (12) months, and (ii) any county in which the Employer or any of its Affiliates is conducting other business; provided, however, that the Employee may purchase or otherwise acquire for passive investment up to 3% of any class of securities of any such enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b) whether for the Employee’s own account or for the account of any other person, at any time during his employment with the Employer or its Affiliates (except for the account of the Employer and its Affiliates) and the Non-Compete Period, solicit Business of the same or similar type being carried on by the Employer or its Affiliates, from any person known by the Employee to be a customer of the Employer or its Affiliates, whether or not the Employee had personal contact with such person during the Employee’s employment with the Employer;

(c) whether for the Employee’s own account or the account of any other person and at any time during his employment with the Employer or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliate to terminate his employment with the Employer or its Affiliate; or (ii) interfere with the Employer’s or its Affiliate’s relationship with any person who at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer or its Affiliate; or

(d) at any time after the termination of his employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee.

If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

6. Non-Disclosure Covenant.

6.1 Acknowledgments by the Employee. The Employee acknowledges that (a) during the Employment Period, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.2 Covenants of the Employee. The Employee covenants as follows:

(a) Confidentiality. During and after his employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose it to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors or the Chief Executive Officer; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, in response of subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employee is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to make any disclosure of Confidential Information, the Employee agrees that he will (i) immediately provide the Employer with written notice of the existence, terms and circumstances, surrounding such request(s) so that the Employer may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer in its efforts to decline, resist or narrow such requests and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

(b) Trade Secrets. Any trade secrets of the Employer will be entitled to all of the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(c) Removal. The Employee will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or used in the Employer’s business (collectively, the “Proprietary Items”). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of his employment, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items and Confidential Information in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment, including electronic or otherwise, of any of the Proprietary Items or Confidential Information.

7. General Provisions of Section 5 and 6.

7.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee waives any requirement for the Employer’s securing or posting of any bond in conjunction with any such remedies. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose.

7.2 Covenants of Sections 5 and 6 are Essential and Independent Covenants. The covenants of the Employee in Sections 5 and 6 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. In addition, the Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, (i) the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below, and (ii) the covenants and agreements in Section 5.2(a) shall be effective as of the Effective Date.

8. General Provisions.

8.1 Indemnification. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys’ fees and costs), judgments, penalties, fines, amounts paid in settlements, interest and all other liabilities incurred or paid by the Employee in connection or in any way associated with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee or agent of the Employer, or any of its subsidiaries or Affiliates, including any property owner or condominium association that the Employee has been asked to serve on by the Employer, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith, and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Employer also shall pay any and all expenses (including attorney’s fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law.

8.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.3 Notices. All notices, consents, waivers, and other communications required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:	With a copy to:
Technical Olympic USA, Inc.	Patricia M. Petersen
4000 Hollywood Blvd., Suite 500-N	General Counsel
Hollywood, Florida 33021	At the same address
Attn: Antonio B. Mon, CEO	Facsimile No.:
Facsimile No.: (954) 364-4020	(281) 243-0116
If to the Employee:
George Stengos c/o Technical Olympic S.A. 20 Solomou Street	With a copy to:
Ana Kalamaki	—
Athens 17456 Greece	—
Facsimile No.: 3010 995-5586	—

8.4 Entire Agreement; Supersedure. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and hereby expressly terminates, rescinds, replaces and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

8.5 Governing Law; Submission to Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN BROWARD COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

8.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.7 Tax Withholdings. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to any payments and benefits provided under this Agreement.

8.8 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and a member of the Board of Directors authorized by the Board of Directors to execute the same. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.9 Survival. The provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.

TECHNICAL OLYMPIC USA, INC.	EMPLOYEE
By: /s/ Antonio B. Mon	/s/ George Stengos

Name: Antonio B. Mon	Name: George Stengos

Title: Chief Executive Officer

Exhibit A

Definitions

“Accrued Obligations” means, at the relevant date, any earned but unpaid salary.

“Affiliate” means a person or entity who or which, (i) with respect to an entity, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity or (ii) with respect to the Employee, is a parent, spouse or issue of the Employee, including persons in an adopted or step relationship.

“Board of Directors” means the board of directors of the Employer.

“Business” means the business of developing land for, and the design and construction of, and the promotion, marketing and sale of, single-family residences, townhouses, and condominiums.

“Business Day” shall mean any day other than a Saturday, Sunday or bank holiday recognized in Hollywood, Florida.

“Confidential Information” means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:

(a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

(b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure by the Employee.

“Employment Period” means the term of the Employee’s employment under this Agreement.

“Noncompete Period” means the period beginning on the Effective Date and ending on the first anniversary of the Employee’s termination of employment with the Employer.

Exhibit B

Summary of Duties and Responsibilities

At the direction of the Chief Executive Officer or the Board of Directors of the Employer, Employee’s duties and responsibilities as Executive Vice President shall include, but would not be limited to, the following:

•	Advise, counsel, and support the Employer in cultivating and developing business, commercial, banking, and investor relations in Europe.

•	Arrange and participate in road shows, presentations, trade conferences, investor meetings, and other events anywhere in the USA or Europe, and handle all matters relating to the logistical details of same when such events take place in Europe.

•	Manage communications from representatives of Employer’s majority shareholder (located in Greece) and the Employer, including but not limited to ensuring accuracy in language translation and interpretation.

•	Advise the Chief Executive Officer of the Employer on any and all matters relating to shareholder relations.